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COMMAND CENTER APPOINTS
RALPH E. PETERSON TO BOARD OF DIRECTORS

POST FALLS, Idaho - November 12, 2007, Command Center, Inc. (OTC Bulletin Board: CCNI), a leading provider of on-demand labor personnel in the United States, announced today that Ralph E. Peterson was appointed to its board of directors, effective November 7, 2007, and will chair the board’s Audit Committee. Mr. Peterson, age 73, replaces Ronald Junck, who voluntarily resigned from the board of directors to make room for an independent member of the board.

Glenn Welstad, Chairman and CEO of Command Center, Inc., commented, “We welcome Ralph Peterson to our board of directors and look forward to gaining access to his business development, management and public company experience. In addition to a strong staffing industry background, Ralph’s understanding of multi-unit store operations, which he gained through his more than 20 years in the franchised restaurant industry, can be applied to helping Command Center attain its growth objectives.”

From 2002 until 2006, Mr. Peterson was a partner with a mid-sized venture capital firm. Previously, Mr. Peterson held leadership roles with Labor Ready, Inc., a publicly traded staffing company, where he was a member of its Board of Directors and served as its Chief Financial Officer and EVP of Corporate and Business Development. He also spent more than 20 years in the restaurant industry, first as an officer of Hardee’s Food Systems, Inc., a $4 Billion diversified food company, operating 1,000 Company owned and 3,000 franchised fast food restaurants, and subsequently as the Chief Financial Officer of Rax Restaurants, Inc., a restaurant chain operating 100 Company owned and 250 franchised restaurants.

Mr. Peterson received his MBA from the University of North Carolina's MBA Program, as well as a MS in Finance and Management and a BS in Accounting from Northern Illinois University.

About Command Center, Inc.

Command Center is a leading provider of on-demand labor personnel in the United States. The Company provides on-demand employment solutions primarily in the areas of light industrial, hospitality and event services, as well as other assignments. The Company's long term business plan includes rapid growth to establish a nation-wide network of offices and becoming the on-demand labor industry's leader in providing unparalleled service quality to its customers. Additional information on Command Center is available at www.commandonline.com.

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